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MET-COIL SYSTEMS CORPORATION
EXHIBIT 11 - COMPUTATION OF LOSS PER COMMON
   AND COMMON EQUIVALENT SHARES
(In thousands, except per share amounts)

                                                                      Three Months Ended
                                                                          August 31,
                                                                       1995     1994
                                                                              (Restated)
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
Common shares outstanding, beginning of period                         2,905     2,745

Weighted average of common shares issued                                  35       10

Weighted average common equivalent shares attributable to stock
  options granted, computed using the treasury stock method                2       32

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Weighted average number of shares                                     2,942     2,787
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Loss applicable to common stock                                   $  (1,401)  $  (115)
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Net loss per share                                                $   (0.48)  $ (0.04)
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